MERCANTILE MUTUAL FUNDS, INC. (THE "FUND")
                               FILE NO. 811-03567
                            SEMI-ANNUAL PERIOD ENDED

                                  MAY 31, 2000

                              ITEM 77: ATTACHMENTS

EXHIBIT INDEX

Sub-Item 77C: Submission of matters to a vote of security holders.
Sub-Item 77Q1(e): Copies of any new or amended Registrant investment advisory contracts.


SUB-ITEM 77C: SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

                  a)       January 21, 2000 - Special meeting of shareholders

                  b)       1.       The shareholders of the Fund's Conning Money
                                    Market Portfolio (the "Portfolio") voted to approve or disapprove the following sub-advisory agreement:

                                    A proposal to approve a new sub-advisory agreement between Mississippi Valley Advisors Inc. ("MVA") and Conning Asset Management Company ("Conning") with respect to the Portfolio, the terms of which are substantially identical to the terms of the previous sub-advisory agreement between MVA and Conning with respect to the Portfolio, and which would become effective on the date that Conning became an indirect subsidiary of Metropolitan Life Insurance Company. (Firstar Investment Research & Management, LLC. (FIRMCO) acquired all the assets and liabilities of the Fund's former investment adviser, MVA, on March 1, 2000.)

                           2.       The results of the voting were as follows:

                                    FOR:                    225,070,495   Votes
                                    AGAINST:                    697,718   Votes
                                    ABSTAINED:                 2,542,630  Votes

SUB-ITEM 77Q1(E): COPIES OF NEW INVESTMENT ADVISORY CONTRACTS.

         The information required by Sub-Item 77Q1(e) is incorporated by reference to Exhibit (d)(15) of Post-Effective Amendment No. 50 to the Fund's Registration Statement on Form N-1A filed on January 31, 2000.